Exhibit 23.2
Independent Auditors’ Consent
To Brightpoint, Inc. and the Supervisory Board of Dangaard Telecom A/S
We consent to the incorporation by reference in the registration statement regarding the registration of 120,000 shares on Form S-3 of Brightpoint, Inc. of our report dated May 30, 2007, with respect to the consolidated balance sheets of Dangaard Telecom A/S and its subsidiaries as of September 30, 2006 and 2005, the related consolidated income statements and the consolidated cash flow statements for each of the years in the three year period ended September 30 2006, and the consolidated statements of change in equity for the years then ended, prepared in accordance with International Financial Reporting Standards as adopted by the EU, which report appears in the Definitive Proxy Statement on Form 14A of Brightpoint, Inc. dated June 20, 2007 and to the reference to our firm under the heading “Experts” in the prospectus.
As discussed in note 35 to the consolidated financial statements, the consolidated balance sheet as of September 30, 2006 and 2005 and the related consolidated income statement for the year ended September 30, 2006 have been restated.
/s/ KPMG C.Jespersen
KPMG C.Jespersen
Statsautoriseret Revisionsinteressentskab
Copenhagen, Denmark
November 19, 2007